Exhibit 99.1
Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT
RAMCO-GERSHENSON ANNOUNCES INTENTION TO REVIEW STRATEGIC
AND FINANCIAL ALTERNATIVES AND ADOPTION OF
LIMITED DURATION SHAREHOLDER RIGHTS PLAN
FARMINGTON HILLS, Mich., March 25, 2009— Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it is undertaking a review of potential strategic and financial alternatives to enhance shareholder value. The range of alternatives which may be considered includes potential financing and restructuring transactions, assets sales, and strategic transactions with third parties. Merrill Lynch & Co., the Company’s financial advisor, has been requested to assist in this process.
Ramco-Gershenson noted that it has received indications of interest from third parties regarding certain potential transactions, including a letter from Equity One, Inc., a copy of which is included as an exhibit to the Company’s recently filed current report on Form 8-K. In light of the decision of the Board of Trustees of the Company to undertake a review of alternatives, and potential conflicts between the interests of Equity One and the interests of the shareholders of the Company generally, the Board of Trustees determined to take no action at this time in respect of the requests contained in Equity One’s letter regarding board representation, access to confidential information, and the waiver of the ownership limitation prescribed in Ramco-Gershenson’s Declaration of Trust.
The Company intends to complete its review of potential alternatives as promptly as practicable. However, there can be no assurances that any particular alternative will be pursued or that any transaction will occur, or on what terms. The Company does not plan to release additional information about the status of its review until the review process is completed or terminated.
In order to protect the interests of all Ramco-Gershenson shareholders during its review, the Board of Trustees has adopted a limited duration shareholder rights plan, pursuant to which a dividend distribution of one preferred share purchase right will be made for each outstanding common share. The rights will not be exercisable unless a person or group becomes, or launches a tender offer to become, the beneficial owner of 15% or more of the Company’s outstanding common shares (including derivative positions), subject to certain exceptions.
Each right will entitle shareholders to buy one one-thousandth of a share of a new series of junior participating preferred shares at a purchase price of $30, subject to adjustment. The distribution will be made on or after April 10, 2009, payable to shareholders of record as of the close of business on that date, and is not taxable to shareholders.
If a person or group acquires 15% or more of the Company’s outstanding common shares, the rights plan will entitle the Company’s shareholders, other than the acquirer, to purchase for each common share owned, common shares of the Company having a market value of twice the purchase price. The rights under the rights plan are not transferable unless the rights have become exercisable. Once triggered, the rights may be sold by shareholders (other than the acquirer).
The Board of Trustees of the Company may redeem the rights for $0.001 per right at any time prior to the time when the rights become exercisable. Unless the rights plan is extended, it will expire on March 25, 2010.

RAMCO-GERSHENSON PROPERTIES TRUST
ADD 1
Further details concerning the rights plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission by the Company.
About Ramco-Gershenson Properties Trust
Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 89 shopping centers totaling approximately 20.1 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.
This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Media Contact:
Dawn Hendershot, Director of Investor Relations and Corporate Communications
PHONE:	(248) 592-6202

Company Officers:
Dennis Gershenson, President & Chief Executive Officer
Richard Smith, Chief Financial Officer
PHONE:	(248) 350-9900
FAX:	(248) 350-9925
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